EXHIBIT 99.1

CONTACT:	Corporate Communications 404-715-2554 Investor Relations 404-715-6679

Delta Air Lines in Negotiations to Amend Debtor-in-Possession Credit Facility

Amendments Would Lower Annual Interest Expense

ATLANTA, March 14, 2006 - Delta Air Lines (Other OTC: DALRQ) today announced that it has initiated negotiations with the lenders of its $1.9 billion debtor-in-possession (DIP) credit facility to amend certain aspects of that facility. The amendments, if approved, among other things, will reduce Delta’s interest rate on the three term loans making up this facility and enable Delta to complete amendments to unrelated financing agreements.

"We are pursuing every opportunity to reduce our costs in order to give Delta the best chance to successfully restructure," said Edward H. Bastian, Delta's executive vice president and chief financial officer. “Reducing our interest expense through amending the DIP financing agreements would contribute to the $3 billion in annual cost savings and revenue enhancements in our business plan.”

GE Commercial Finance as the Administrative Agent for the DIP credit facility will manage the amendment process. The U.S. Bankruptcy Court for the Southern District of New York granted final approval for this facility in October 2005. Delta also received final court approval in October 2005 for $300 million in secured post-petition financing provided by American Express Travel Related Services Company, Inc. (American Express).

The amendments to the DIP credit facility will also enable Delta to consummate amendments to certain unrelated financing arrangements with GE Commercial Finance. In particular, the proposed amendment to the DIP Credit Agreement will permit Delta to grant additional liens to GE with respect to the unrelated financing arrangements and with respect to Delta's current and future lease obligations to GE under certain leases of regional jets. The Bankruptcy Court authorized Delta to execute the amendments to the unrelated financing agreements by entry of an Order dated February 8, 2006. The amendments to the DIP Credit Agreement to enable the amendments of the unrelated financing arrangements with GE are subject to American Express agreeing to make comparable amendments in the financing agreements between it and Delta.

About Delta
Delta Air Lines is one of the world’s fastest growing international carriers with more than 50 new international routes added or announced in the last year. Delta offers daily flights to 503 destinations in 94 countries on Delta, Song, Delta Shuttle, the Delta Connection carriers and its worldwide partners. In summer 2006, Delta plans to offer customers more destinations and departures between the U.S., Europe, India and Israel than any global airline, including service on 11 new transatlantic routes from its Atlanta and New York-JFK hubs. Delta also is a major carrier to Mexico, South and Central America and the Caribbean, with more than 35 routes announced, added or applied to serve since Jan. 1, 2005. Delta's marketing alliances also allow customers to earn and redeem SkyMiles on more than 14,000 flights offered by SkyTeam and other partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. Customers can check in for flights, print boarding passes and check flight status at delta.com.

Statements in this news release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the actions and decisions of our creditors and other third parties with interests in our Chapter 11 proceedings; our ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted from time to time; our ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceedings and to consummate all of the transactions contemplated by one or more such plans of reorganization or upon which consummation of such plans may be conditioned; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for us to propose and confirm one or more plans of reorganization, to appoint a Chapter 11 trustee or to convert the cases to Chapter 7 cases; our ability to obtain and maintain normal terms with vendors and service providers; our ability to maintain contracts that are critical to our operations; our ability to maintain adequate liquidity to fund and execute our business plan during the Chapter 11 proceedings and in the context of a plan of reorganization and thereafter; our ability to comply with financial covenants in our financing agreements; our ability to implement our expanded transformation plan successfully; the cost of aircraft fuel; labor issues, including our ability to reduce our pilot labor costs to the level called for by our business plan and possible strikes or job actions by unionized employees; pension plan funding obligations; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in our operations; our ability to retain management and key employees; restructurings by competitors; the effects of terrorist attacks; and competitive conditions in the airline industry.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Form 10-Q, filed with the Commission on November 14, 2005.

The risks and uncertainties and the terms of any reorganization plan ultimately confirmed can affect the value of our various pre-petition liabilities, common stock and/or other securities.  No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these liabilities or securities.

A plan of reorganization could result in holders of our liabilities and/or securities receiving no value for their interests.  Because of such possibilities, the value of these liabilities and/or securities is highly speculative.  Accordingly, we urge that caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.  Investors and other interested parties can obtain information about Delta’s Chapter 11 filing on the Internet at delta.com/restructure. Court filings and claims information are available at deltadocket.com.  Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of March 14, 2006, and which Delta has no current intention to update.